Exhibit 99.1

Kite Pharma Reports First Quarter 2015 Financial Results

SANTA MONICA, Calif., May 15, 2015 (GLOBE NEWSWIRE) — Kite Pharma, Inc. (Kite) (Nasdaq:KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous T cell therapy (eACT™) products for the treatment of cancer, today reported financial results for the quarter ended March 31, 2015.

“We’re very pleased with our accomplishments this year, which have significantly expanded our platform for discovering and advancing both chimeric antigen receptor (CAR) and T cell receptor (TCR) product candidates,” said Arie Belldegrun, M.D., FACS, Chairman, President and Chief Executive Officer. “We’ve entered into a broadly enabling CAR collaboration with Amgen and acquired new TCR assets with the acquisition of TCF™ in the Netherlands. Further, we are excited to have secured new facilities for clinical and commercial manufacturing, and we have expanded our leadership team with key hires.”

Dr. Belldegrun continued, “We have built the foundation which we believe will enable us to continue delivering on our plan to advance KTE-C19 into development and continue to expand our product pipeline. We also have a poster presentation at the upcoming 2015 American Society of Clinical Oncology annual meeting, and we are excited to announce our first Investor Day that will take place on June 23rd in New York, for which we will convene key thought leaders and also plan to webcast the event.”

Highlights of Developments in First Quarter 2015

•	Amgen Collaboration: In January, Kite announced a broad collaboration with Amgen to develop and commercialize a next generation of novel CAR T cell immunotherapies. Amgen is contributing cancer targets, and Kite is leveraging its proprietary CAR platform, R&D and manufacturing capabilities and expertise. Under the agreement, Kite will conduct all preclinical research and cell manufacturing and processing through IND filing, following which each company will be responsible for clinical development and commercialization of their respective CAR therapeutic candidates. Kite received a $60.0 million upfront payment from Amgen in the first quarter of 2015.

•	Acquisition of T-Cell Factory B.V. (TCF™): In March, Kite acquired Netherlands-based TCF™, which was renamed Kite Pharma EU, establishing a European presence for Kite’s operations. TCF™’s proprietary TCR-GENErator™ discovery platform is an industry-leading R&D engine for rapid, high-throughput identification of TCR-based product candidates, which could commence clinical testing as early as 2017.

•	Expanded Agreement with Tel Aviv Sourasky Medical Center: In January, Kite announced the expansion of its agreement with Tel Aviv Sourasky Medical Center to research and develop novel approaches to CAR T cell therapy, collaborating with Professor Zelig Eshhar, Ph.D., a leading pioneer in CAR T cell research and a member of Kite’s Scientific Advisory Board.

•	Investment in New Manufacturing Capabilities: Kite secured facilities in Southern California, through lease agreements, to provide clinical and commercial product to support clinical development and the launch of KTE-C19, Kite’s lead therapeutic candidate.

•	European Orphan Designation of KTE-C19: The European Commission designated KTE-C19 as an orphan medicinal product for the treatment of diffuse large B cell lymphoma (DLBCL), as announced in January. The U.S. Food and Drug Administration granted Orphan Drug designation for KTE-C19 for the treatment of DLBCL last year.

•	Expansion of Leadership Team: Kite brought on Scott N. Bernstein as Vice President, Intellectual Property Law, Salah D. Kivlighn, Ph.D., as Vice President of Marketing, and Anthony J. Polverino, Ph.D., as Vice President of Research.

First Quarter 2015 Financial Results

•	Cash Position: As of March 31, 2015, Kite had $428.5 million in cash, cash equivalents, and marketable securities, compared to $367.0 million as of December 31, 2014.

•	Cash Burn: The net increase of $61.5 million was primarily due to $26.7 million in proceeds from the underwriters’ exercise of the over-allotment option from the follow-on public offering and the $60.0 million upfront payment from the Amgen collaboration. This increase was partially offset by cash outflows of $14.7 million related to the acquisition of TCF™ and approximately $10.5 million related to ongoing operations.

•	Net Loss: GAAP net loss attributable to common stockholders was $15.1 million, or $0.36 per share, for the first quarter of 2015, compared to $3.7 million, or $0.66 per share, for the first quarter of 2014. Non-GAAP net loss attributable to common stockholders for the first quarter of 2015 was $8.4 million, or $0.20 per share. Non-GAAP net loss for first quarter of 2015 excludes non-cash stock-based compensation expense of $6.7 million for the first quarter of 2015. Please see “Note Regarding Use of Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to non-GAAP net loss.

•	Revenue: Collaboration revenue was $2.9 million for the first quarter and was primarily comprised of the amortization of deferred revenue related to the $60.0 million upfront payment received from Amgen in the first quarter of 2015.

•	Total Operating Expenses: Total GAAP operating expenses for the first quarter of 2015 were $18.4 million compared to $3.2 million for the first quarter of 2014.

•	R&D Expenses: GAAP research and development (R&D) expenses for the first quarter of 2015 were $9.3 million, compared to $2.1 million for the first quarter of 2014. The increase of $7.2 million was primarily due to increased personnel expense, including non-cash stock-based compensation expense, and costs related to our eACT™ development program, Amgen pre-clinical development program and Kite Pharma EU operations.

•	G&A Expenses: GAAP general and administrative (G&A) expenses were $9.2 million for the first quarter of 2015, compared to $1.1 million for the first quarter of 2014. The increase of $8.1 million was primarily due to increased personnel costs, including non-cash stock-based compensation.

•	2015 Financial Guidance: Kite expects to burn between $100 million and $125 million in cash for the full year 2015, which includes both operating expenses and capital expenditures. This guidance does not include cash inflows or outflows for business development activities.

About Kite Pharma, Inc.

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on eACT™ designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Kite may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Kite’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability of Kite to deliver on its plan to advance KTE-C19 into development; the ability of Kite’s new facilities to support clinical trials and commercial launch; the ability to expand Kite’s pipeline of TCR-based product candidates through the acquisition of TCF™ and of CAR-based product candidates through the Amgen collaboration and the agreement with the Tel Aviv Sourasky Medical Center; and Kite’s 2015 financial guidance. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in the Form 10-Q for the quarter ended March 31, 2015. Any forward-looking statements that Kite makes in this press release speak only as of the date of this press release. Kite assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

KITE PHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	MARCH 31, 2015 (unaudited)	DECEMBER 31, 2014
ASSETS
Current assets
Cash, cash equivalents, and marketable securities	$428,526	$367,040
Prepaid expenses and other current assets	6,436	1,330

Total current assets	434,962	368,370
Property and equipment, net	4,330	2,256
Intangible assets and goodwill, net	39,907	—
Other assets	11,482	127

Total assets	$490,681	$370,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$11,438	$6,725
Contingent consideration	16,622	—
Deferred revenue	15,000	—
License obligations	13,800	—

Total current liabilities	56,860	6,725
Deferred revenue – non-current	42,445	—
Other non-current liabilities	5,205	1,439

Total liabilities	104,510	8,164

Total stockholders’ equity	386,171	362,589

Total liabilities and stockholders’ equity	$490,681	$370,753

KITE PHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	THREE MONTHS ENDED MARCH 31,
	2015	2014
Revenue:
Collaboration revenue	$2,881	$—

Total revenue	2,881	—

Operating expenses:
Research and development	$9,260	$2,092
General and administrative	9,171	1,070

Total operating expenses	18,431	3,162

Loss from operations	(15,550)	(3,162)
Other income (expense):
Interest income	466	21
Interest expense	(4)	—

Total other income (expense)	462	21

Net loss	(15,088)	(3,141)
Series A preferred stock dividend	—	(557)

Net loss attributable to common stockholders	$(15,088)	$(3,698)

Net loss per share, basic and diluted	$(0.36)	$(0.66)

Weighted-average shares outstanding, basic and diluted	42,466	5,571

Note Regarding Use of Non-GAAP Financial Measures

Kite provides non-GAAP net loss and non-GAAP net loss per share measures that include adjustments to U.S. generally accepted accounting principles (GAAP) figures. These adjustments to GAAP net loss exclude non-cash stock-based compensation expense. Kite believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Kite’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of Kite’s operating results. In addition, these non-GAAP financial measures are among the indicators Kite’s management uses for planning purposes and measuring Kite’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by Kite may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer below for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

KITE PHARMA, INC.

Reconciliation of GAAP to Non-GAAP Net Loss

(In thousands, except per share amounts)

(unaudited)

THREE MONTHS ENDED MARCH 31,
2015
Net loss attributable to common stockholders – GAAP	$(15,088)
Adjustments:
Non-cash stock-based compensation expense	6,677

Net loss attributable to common stockholders – Non-GAAP	$(8,411)

Net loss per share attributable to common stockholders, basic and diluted – GAAP	$(0.36)
Adjustments:
Non-cash stock-based compensation expense per share	0.16

Net loss per share attributable to common stockholders, basic and diluted – Non-GAAP	$(0.20)

Weighted average common shares outstanding, basic and diluted	42,466

CONTACT: Kite Pharma

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Lisa Burns and Carol Werther

Burns McClellan

212-213-0006

jjackson@burnsmc.com

lburns@burnsmc.com

cwerther@burnsmc.com